Exhibit 23.2

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Form 8-K/A Current Report filed with the Securities and Exchange Commission of our report dated March 22, 2012, with respect to the statement of financial condition of Beach Business Bank as of December 31, 2011 and 2010, the related statements of income, shareholders’ equity, and cash flows for the years then ended, and to the incorporation by reference of such report in the Registration Statement (No. 333-170622) on Form S-3/A of First PacTrust Bancorp, Inc.

Laguna Hills, California

April 10, 2012

25231 Paseo De Alicia, Suite 100        Laguna Hills, CA 92653        Tel: 949.768.0833        Fax: 949.768.8408        www.vtdcpa.com

FRESNO — LAGUNA HILLS — PALO ALTO — PLEASANTON — RANCHO CUCAMONGA — SACRAMENTO